Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 8, 2021

Registration Statement No. 333-228632-08

$1.07 billion AmeriCredit Automobile Receivables Trust (AMCAR 2021-2)

Bookrunners: Mizuho (str), Barclays, GS, RBC

Co-Managers: BMO, BNP Paribas, Morgan Stanley, TD

Selling group: Siebert Williams

- Anticipated Capital Structure -

CLS	AMT ($MM)*	WAL	M/S**	E. FIN	L.FIN	BENCH	SPRD	YLD%	CPN%	$PX
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

A-1	195.00	0.18	P-1/A-1+	10/21	06/22	IntL	+2	0.13509	0.13509	100.00000

A-2	380.62	0.92	Aaa/AAA	02/23	11/24	EDSF	+12	0.264	0.26	99.99645

A-3	221.23	2.14	Aaa/AAA	02/24	12/26	intS	+10	0.348	0.34	99.98350

B	84.77	2.91	Aa2/AA	08/24	01/27	intS	+30	0.694	0.69	99.99137

C	105.23	3.48	A2/A	04/25	01/27	intS	+50	1.019	1.01	99.97660

D	80.14	3.84	Baa2/BBB	04/25	06/27	intS	+70	1.299	1.29	99.97941

E	33.28	3.84	<Not Offered>
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

* No-Grow

** Minimum Ratings

- Transaction Details -

Offered Amount: $1,066,990,000 (No-Grow)

Registration: Public, SEC-registered

Bloomberg Ticker: AMCAR 2021-2

Minimum Ratings: Moody’s / S&P

ERISA Eligible: Yes

Expected Settlement Date: June 16, 2021

Payment Dates: 18th of each month or next Business Day

First Payment Date: July 19, 2021

Minimum Denoms: $1k x $1k

RR Compliance: US-Yes; EU-No

Bill and Deliver: Mizuho

Pricing: Priced

- Available Materials -

Preliminary Prospectus (Red) and Free Writing Prospectus (attached)

Deal Roadshow: https://dealroadshow.com; password AMCAR212

Intex CDI file (attached)

Intexnet

dealname: mzacar2102

password: VV4Y

CUSIPS:

A1 03066RAA3

A2 03066RAB1

A3 03066RAC9

B 03066RAD7

C 03066RAE5

D 03066RAF2

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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.